Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Completes Acquisition of

Public Minority Stake in Micro Therapeutics, Inc.

Plymouth, MN – January 6, 2006 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, announced today the successful completion of its acquisition of the outstanding shares of Micro Therapeutics, Inc. (MTI) that it did not already own through the merger of a wholly owned subsidiary of ev3 with and into MTI.  MTI, an endovascular medical device company focused on neurovascular disease and disorders, will continue operations as a wholly owned subsidiary of ev3.  The acquisition became effective as of the close of the market today.

As a result of the acquisition, MTI stockholders will receive 0.476289 of a share of ev3 common stock for each share of MTI common stock that they own.  ev3 will issue approximately 7.0 million new shares of its common stock to MTI’s public stockholders, bringing ev3’s total pro forma outstanding shares to approximately 56.3 million.   In addition, upon closing of the transaction, options to purchase MTI common stock were converted into options to purchase shares of ev3 common stock.

Shares of MTI common stock, which prior to the merger traded on the NASDAQ National Market under the symbol “MTIX,” were delisted from trading as of the close of the market on Friday, January 6, 2006.

About ev3 Inc.

ev3 Inc. is a global medical device company focused on endovascular technologies for the minimally invasive treatment of vascular diseases and disorders.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

Forward-Looking Statements.  Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such risks and uncertainties include existing and possible future litigation relating to the transaction and the risks that are described from time to time in ev3’s and MTI’s respective reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K and quarterly reports on Form 10-Q, as such reports may have been amended.  ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.